
                       Pacific Century Financial Corporation
          Exhibit 11 - Statement Regarding Computation of Per Share Earning
                             Six Months Ended June 30

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                                                 Basic           Diluted
                                              -----------      -----------
    1998
    ----
    Net Income                                $37,116,000      $37,116,000


    Weighted Average Shares                    80,070,764       81,170,893


    Earnings Per Share                              $0.47            $0.46



    1997
    ----
    Net Income                                $71,087,000      $71,087,000


    Weighted Average Shares                    79,117,490       80,115,918


    Earnings Per Share                              $0.90            $0.88

/TABLE
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